Exhibit 99.1

TPG Specialty Lending, Inc. Announces $50 Million Stock Repurchase Plan

NEW YORK—(BUSINESS WIRE)—November 3, 2014—TPG Specialty Lending, Inc. (NYSE:TSLX) (“TSL”) announced today that its Board of Directors has approved a stock repurchase plan (the “Company 10b5-1 Plan”) to acquire up to $50 million in the aggregate of TSL’s common stock at prices just below TSL’s net asset value per share over a specified period, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934.

The Company 10b5-1 Plan is designed to allow TSL to repurchase its common stock at times when it otherwise might be prevented from doing so under insider trading laws. The Company 10b5-1 Plan will require an agent selected by TSL to repurchase shares of common stock on TSL’s behalf when the market price per share is below the most recently reported net asset value per share. Under the plan, the agent will increase the volume of purchases made as the price of TSL’s common stock declines, subject to volume restrictions. The timing and amount of any stock repurchases will depend on the terms and conditions of the Company 10b5-1 Plan, the market price of the common stock and trading volumes, and no assurance can be given that any particular amount of common stock will be repurchased.

Unless extended or terminated by its Board of Directors, TSL expects that the Company 10b5-1 Plan will be in effect through the earlier of May 4, 2015 or such time as the approved $50 million repurchase amount has been fully utilized, subject to certain conditions.

As previously disclosed, at the time of TSL’s initial public offering, TSL Advisers, LLC, TSL’s investment adviser, entered into an agreement with Goldman, Sachs & Co. (the “Advisers 10b5-1 Plan”), in accordance with Rules 10b5-1 and 10b-18, under which Goldman, Sachs & Co., as agent for TSL Advisers, will buy up to $25 million in the aggregate of TSL’s common stock, subject to certain conditions, during the period beginning April 24, 2014 and ending on the earlier of the date on which all the capital committed to the plan has been exhausted or December 31, 2014.

The purchase of shares pursuant to the Company 10b5-1 Plan is intended to satisfy the conditions of Rule 10b5-1 and, together with the Advisers 10b5-1 Plan, Rule 10b-18, and will otherwise be subject to applicable law, including Regulation M, which may prohibit purchases under certain circumstances. The Advisers 10b5-1 Plan will be administered by the agent in tandem with the Company 10b5-1 Plan at identical threshold price levels. Purchases under the Company 10b5-1 Plan and the Advisers 10b5-1 plan will be allocated between the two plans pro rata based on the amount available for purchases under each plan.

ABOUT TPG SPECIALTY LENDING, INC.

TSL is a specialty finance company focused on lending to middle-market companies. TSL seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. TSL has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSL is externally managed by TSL Advisers, LLC, an SEC-registered investment adviser. TSL leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $10 billion of assets under management as of June 30, 2014, and the broader TPG platform, a global private investment firm with $66 billion of assets under management. For more information, visit www.tpgspecialtylending.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,”

“would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond TSL’s control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

AVAILABLE INFORMATION

TSL’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.tpgspecialtylending.com.

Source: TPG Specialty Lending, Inc.

Investor Relations:

TPG Specialty Lending, Inc.

415-486-5939

IRTSL@tpg.com

or

Press:

Owen Blicksilver PR, Inc.

Jennifer Hurson, 845-507-0571

jennifer@blicksilverpr.com